UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Definitive Proxy Statement

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Southwestern Energy Company

(Name of Registrant as Specified In Its Charter)

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AMENDMENT NO. 1 TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 19, 2022

May 6, 2022

This Amendment No. 1 (this “Amendment”) amends and supplements the proxy statement of Southwestern Energy Company (the “Company”), dated April 8, 2022 (the “Proxy Statement”). This Amendment does not change the proposals to be acted on at the 2022 Annual Meeting of Shareholders, which will be held on Thursday, May 19, 2022, at 9:00 a.m., Central Daylight Time (the “Annual Meeting”), or the recommendations of the Board of Directors of the Company (the “Board”) in relation thereto, which are described in the Proxy Statement. Capitalized terms used in this Amendment and not otherwise defined herein have the meanings given to them in the Proxy Statement. This Amendment does not provide all of the information that is important to your decisions in voting at the Annual Meeting. This Amendment should be read in conjunction with the Proxy Statement.

The purpose of this Amendment is to amend the Proxy Statement on the treatment and effect of broker non-votes with respect to certain proposals.

The relevant section on pages 59 of the Proxy Statement is hereby amended and restated in its entirety as follows (changes underlined):

Vote Required

Approval of the 2022 Plan requires the affirmative vote of a majority of the shares properly cast with regard to this proposal by holders of shares of our common stock who are present in person or represented by proxy and entitled to vote such shares at the Annual Meeting. Abstentions will be treated as votes cast and will have the same effect as a vote against the proposal. Broker non-votes will have the same effect as a vote against the proposal.

The relevant sections on pages 71 and 72 of the Proxy Statement are hereby amended and restated in their entirety as follows (changes underlined):

If I am the “beneficial owner” of shares that are held in “street name” by my broker, will my broker vote for me? How are broker non-votes treated?

Under the NYSE member rules, a member broker (that is, a member of the NYSE) that holds shares in street name for customers generally has the authority to vote on certain “routine” or “discretionary” proposals if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. However, the NYSE precludes brokers from exercising their voting discretion on certain proposals without instructions from the beneficial owner, and the NYSE now expressly prohibits brokers holding in “street name” for their beneficial holder clients from voting in an election of directors and from voting on certain corporate governance matters without receiving specific instructions from those clients. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on Proposals No. 1, 2, 3 and 5 you will need to communicate your voting decisions to your bank, broker or other holder of record before May 19, 2022.

What is the voting requirement to approve each of the proposals?

Proposal No. 2 - A Non-Binding Advisory Vote to the Compensation of our Named Executive Officers: The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting, either in person or by proxy, is required to approve Proposal No. 2. Therefore, abstentions and broker non-votes will have the same effect as a vote “AGAINST.”

Proposal No. 3 - Approval of our 2022 Incentive Plan: The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting, either in person or by proxy, is required to approve Proposal No. 3. Therefore, abstentions and broker non-votes will have the same effect as a vote “AGAINST.”

...

Proposal No. 5 - Shareholder Proposal Regarding Special Meetings: The affirmative vote of holders of a majority of the shares properly represented at the meeting, either in person or by proxy, is required to approve the shareholder proposal. Therefore, abstentions and broker non-votes will have the same effect as a vote “AGAINST.” Because the shareholder proposal is phrased as a request for our Board to take such action, we will not be required to take the requested action if the proposal is approved; however, we will reevaluate the subject if the proposal is approved.

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Except as expressly set forth in this Amendment, there have been no other changes or modifications to the Proxy Statement, and the Proxy Statement remains otherwise unchanged and in full force and effect and should be considered in voting your shares.

As a shareholder, your vote is very important, and the Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by shareholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked.

Important Information

The Company has filed the Proxy Statement with the Securities and Exchange Commission (“SEC”) and has furnished to its shareholders such Proxy Statement in connection with the solicitation of proxies for the Annual Meeting. The Company advises its shareholders to read the Proxy Statement relating to the Annual Meeting, as amended and supplemented by this Amendment, because it contains important information. Shareholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.